Exhibit 99.1

Einstein Noah Restaurant Group Reports Third Quarter 2010 Financial Results

System-wide Comparable Restaurant Sales Increased 0.7%

Franchise and License Related Revenues Increased 17.2%

Series Z Preferred Stock Exchange Option Expires

LAKEWOOD, Colo.--(BUSINESS WIRE)--November 4, 2010--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the third quarter ended September 28, 2010.

Selected Highlights for the Third Quarter 2010 Compared to the Third Quarter 2009:

  Total revenues increased 1.3% to $101.4 million.
  System-wide comparable restaurant sales and comparable transactions increased 0.7%.
  Total gross margin improved 120 basis points to 19.8% from 18.6%.
  Adjusted EBITDA improved to $10.9 million from $10.5 million. (*)
  Adjusted net income improved to $3.4 million, or $0.20 in adjusted diluted EPS, from $2.5 million, or $0.15 in adjusted diluted EPS. (*)
  Free cash flow for the third quarter increased by $3 million, or 45%, to $9.6 million. (*)

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated “The third quarter was very successful for Einstein Noah on many levels. For the first time in 2010, system-wide comparable restaurant sales and transactions were positive, driven by the successful launch of our new line-up of bagel thin sandwiches. Our 32% adjusted net income growth was healthy, as we continued to realize cost efficiencies through ongoing initiatives at the store-level, within our supply chain, and in our manufacturing operations. Finally, we reached a new development milestone by surpassing 700 restaurants, which further underscores our mission to be the fastest growing, fast casual restaurant chain in North America.”

As of July 1, 2010, Halpern Denny had a one year option to exchange up to $7.0 million of the outstanding Series Z and accrued additional redemption amount for up to 608,695 shares of freely tradable common stock. A total of $7.1 million in Series Z preferred stock was redeemed by the Company during the third quarter of 2010, including accrued additional redemption. As of September 28, 2010, $6.5 million of the Series Z preferred stock and $0.6 million in accrued additional redemption amount held by Halpern Denny was outstanding. On October 25, 2010, the Company redeemed $3.6 million of the Series Z preferred stock, including accrued additional redemption amount, and pursuant to the terms of the agreement with Halpern Denny, the exchange option has expired.

O’Neill continued, “Our ability to generate healthy free cash flow is indicative of our operational excellence and disciplined use of capital. This enabled the redemption of our Series Z Preferred Stock, and will support our intent to finish fiscal 2010 with a balance of less than $4.0 million. It also facilitates our focus on a franchise-first growth model, which stresses franchise and licensing development along with continued Company expansion. Our asset-light approach is designed to further strengthen the Company’s financial condition, and in our estimation, is the best means to maximize value for our shareholders over the long-term. We look forward to continued progress in the fourth quarter and through 2011.”

Third Quarter 2010 Financial Results

For the third quarter ended September 28, 2010, system-wide comparable store sales increased 0.7%, which was driven by an increase in traffic growth through the quarter. Total revenues increased 1.3% to $101.4 million compared to $100.0 million in the third quarter of 2009. Company-owned restaurant sales increased to $91.8 million from $91.2 million. Company-owned comparable store sales were relatively flat (-0.2%), and reflected a 200 basis point improvement from the negative 2.2% in comparable store sales in the second quarter of 2010.

As a percentage of company-owned restaurant sales, cost of goods sold were 28.4%, favorable by 40 basis points; labor costs were 29.6%, favorable by 90 basis points; while other operating costs were 11.0%, 40 basis points higher compared to last year. The Company invested $1.8 million in marketing initiatives during the third quarter of 2010 compared to $1.4 million last year to build traffic and drive awareness of its brands.

Total gross profit was $20.1 million in the third quarter of 2010, or 19.8% of total revenues, compared to $18.6 million, or 18.6% of total revenues in the third quarter of 2009. Company-owned restaurant gross profit was $17.0 million, or 18.5% of restaurant sales in the period, compared to $16.0 million, or 17.5% of restaurant sales, last year.

New Units and Development

Restaurant openings during the third quarter of 2010 consisted of 17 Einstein Bros. units, including 1 franchise restaurant and 16 license restaurants.

In the trailing twelve months since September 29, 2009, the Company has benefitted from a net increase of 9 additional franchise restaurants and 34 license restaurants since September 29, 2009. The effect of the new locations helped increase franchise and license related revenues by 17.2% to $2.1 million in the third quarter of 2010 from $1.8 million in the third quarter of 2009.

Other Operating Items

Manufacturing and commissary gross profit grew 14.7% to $1 million compared to $0.9 million in the third quarter of 2009. The substantial improvement in gross profit was attributed to favorable raw ingredient costs, coupled with higher sales volumes.

Adjusted EBITDA grew 3.1% to $10.9 million in the third quarter of 2010 compared to $10.5 million in the third quarter of 2009.

Adjusted net income increased to $3.4 million, or $0.20 in adjusted diluted EPS, in the third quarter of 2010, compared to $2.5 million, or $0.15 in adjusted diluted EPS, in the third quarter of 2009.

* A reconciliation of non-GAAP measures (Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share) to GAAP measures presented can be found in the accompanying tables below. Free cash flow is defined as net cash provided by operating activities less net cash used in investing activities.

2010 Outlook

The Company expects to open between 57 and 65 total restaurants which is in line with the Company’s prior guidance of 57 to 74 total restaurants. By ownership type, the Company anticipates the opening of 7 to 8 new company-owned restaurants, 15 to 17 new franchise restaurants, and 35 to 40 license restaurants.

The Company currently has 20 signed development agreements for Einstein Bros. Bagels franchises, and coupled with the 4 planned additional development agreements in 2010, the Company expects to yield an ending pipeline of 100 to 110 additional franchise locations.

As of September 28, 2010, the Company has secured pricing on approximately 90% of all major agricultural commodities, including wheat, for the remainder of 2010, which should result in favorable prices compared to 2009.

The Company estimates a 2010 annual effective tax rate of 42.7%. The Company will continue to only pay minimal cash-taxes for the next several years because of the benefit realized from the Company’s NOL carryforwards.

Conference Call Today

The Company will host a conference call to discuss third quarter 2010 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, President and Chief Executive Officer and Manny Hilario, Chief Financial Officer.

The dial-in numbers for the conference call are 877-407-0784 for domestic toll-free calls and 201-689-8560 for international. The conference ID is 358791. A telephone replay will be available through November 11, 2010, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 358791.

The conference call will also be webcast live from Einstein Noah’s website at www.einsteinnoah.com

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. ® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 710 restaurants, including 285 franchise and license locations, in 39 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2010 Outlook”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," “look forward," “expects," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2010 quarter and period over period revenue and other financial results, comparable store sales and margin performance are not necessarily indicative of future results, and our expectations for full year 2010 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (vi), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vii) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (viii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including earnings before interest, taxes, depreciation, amortization, adjustment for Series Z modification, and other operating expenses (“adjusted EBITDA”); net income adjusted for changes in our tax valuation allowance and all adjustments related to the Series Z modification (“adjusted net income”); earnings per share adjusted for changes in our tax valuation allowance and all adjustments related to the Series Z modification (“adjusted EPS”) and free cash flow, or net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information on page 22 in this Form 10-Q to the nearest GAAP measure.

We include in this report information on Company-owned, franchise and license and system-wide comparable store sales percentages. Comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation at least thirteen months including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. System-wide sales include sales at all restaurants, whether operated by the Company, franchisees or licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude closed locations.

We use company-owned store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. We believe comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. We do not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.
NON-GAAP FINANCIAL INFORMATION
(unaudited)

	13 weeks ended		39 weeks ended
	September 29,	September 28,	September 29,	September 28,
	2009	2010	2009	2010
	(in thousands, except earnings per share and related share information)
Net income available to common stockholders	$60,861	$3,583	$69,177	$7,709
Adjustments for:
Less: Change in tax valuation allowance	(56,772)	-	(56,772)	-
Less: Deferred tax expense	(1,554)	-	(4,712)	-
Add: Adjustment for Series Z modification	-	-	-	929
Add: Amortization of discount on Series Z preferred stock (1)	-	76	-	143
Less: Accretion of premium on Series Z preferred stock	-	(138)	-	(637)
Less: Beneficial conversion feature on temporary equity	-	(169)	-	(169)
Adjusted net income	$2,535	$3,352	$7,693	$7,975

Weighted average number of common shares outstanding:
Basic	16,236,271	16,565,771	16,103,170	16,509,654
Diluted	16,693,843	16,791,275	16,446,532	16,786,191

Net income per share available to common stockholders – Basic	$3.75	$0.22	$4.30	$0.47
Adjustments for:
Less: Change in tax valuation allowance	$(3.49)	$-	$(3.53)	$-
Less: Deferred tax expense	$(0.10)	$-	$(0.29)	$-
Add: Adjustment for Series Z modification	$-	$-	$-	$0.05
Add: Amortization of discount on Series Z preferred stock (1)	$-	$-	$-	$0.01
Less: Accretion of premium on Series Z preferred stock	$-	$(0.01)	$-	$(0.04)
Less: Beneficial conversion feature on temporary equity	$-	$(0.01)	$-	$(0.01)
Adjusted net income per common share – Basic	$0.16	$0.20	$0.48	$0.48

Net income per share available to common stockholders – Diluted	$3.65	$0.21	$4.21	$0.46
Adjustments for:
Less: Change in tax valuation allowance	$(3.41)	$-	$(3.45)	$-
Less: Deferred tax expense	$(0.09)	$-	$(0.29)	$-
Add: Adjustment for Series Z modification	$-	$-	$-	$0.06
Add: Amortization of discount on Series Z preferred stock (1)	$-	$-	$-	$0.01
Less: Accretion of premium on Series Z preferred stock	$-	$-	$-	$(0.04)
Less: Beneficial conversion feature on temporary equity	$-	$(0.01)	$-	$(0.01)
Adjusted net income per common share – Diluted	$0.15	$0.20	$0.47	$0.48
(1) Amount represents incremental interest expense due to modification of the Series Z and reported in the interest expense line item.

	13 weeks ended		39 weeks ended
	September 29,	September 28,	September 29,	September 28,
	2009	2010	2009	2010
	(in thousands)
Net income	$60,861	$3,400	$69,177	$7,268
Adjustments to net income:
Interest expense, net	1,894	1,209	4,240	4,395
Provision for income taxes	(56,542)	2,435	(56,072)	6,076
Depreciation and amortization	4,222	4,498	12,361	13,244
Adjustment for Series Z modification	-	-	-	929
Other operating expenses/(income)	92	(690)	(144)	(620)
Adjusted EBITDA (Earnings before interest,
taxes, depreciation, amortization and other)	$10,527	$10,852	$29,562	$31,292

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/	39 weeks ended		Increase/
	(dollars in thousands)		(Decrease)	(dollars in thousands)		(Decrease)
	September 29,	September 28,	2010	September 29,	September 28,	2010
	2009	2010	vs. 2009	2009	2010	vs. 2009
Revenues:
Company-owned restaurant sales	$91,237	$91,822	0.6%	$276,743	$276,750	0.0%
Manufacturing and commissary revenues	7,050	7,478	6.1%	22,790	22,705	(0.4%)
Franchise and license related revenues	1,759	2,061	17.2%	5,294	6,191	16.9%
Total revenues	100,046	101,361	1.3%	304,827	305,646	0.3%

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	26,293	26,040	(1.0%)	81,316	78,589	(3.4%)
Labor costs	27,826	27,216	(2.2%)	85,401	82,419	(3.5%)
Other operating costs	9,638	10,108	4.9%	28,625	28,561	(0.2%)
Rent and related expenses, and marketing costs	11,475	11,446	(0.3%)	33,731	37,368	10.8%
Total company-owned restaurant costs	75,232	74,810	(0.6%)	229,073	226,937	(0.9%)

Manufacturing and commissary costs	6,187	6,488	4.9%	19,819	19,149	(3.4%)
Total cost of sales	81,419	81,298	(0.1%)	248,892	246,086	(1.1%)

Gross profit:
Company-owned restaurant	16,005	17,012	6.3%	47,670	49,813	4.5%
Manufacturing and commissary	863	990	14.7%	2,971	3,556	19.7%
Franchise and license	1,759	2,061	17.2%	5,294	6,191	16.9%
Total gross profit	18,627	20,063	7.7%	55,935	59,560	6.5%

Operating expenses:
General and administrative expenses	8,100	9,211	13.7%	26,373	28,268	7.2%
Depreciation and amortization	4,222	4,498	6.5%	12,361	13,244	7.1%
Other operating expenses	92	(690)	**	(144)	(620)	**
Income from operations	6,213	7,044	13.4%	17,345	18,668	7.6%

Interest expense, net	1,894	1,209	(36.2%)	4,240	4,395	3.7%
Adjustment for Series Z modification	-	-	**	-	929	**
Income before income taxes	4,319	5,835	35.1%	13,105	13,344	1.8%
Provision for income taxes	(56,542)	2,435	(104.3%)	(56,072)	6,076	(110.8%)
Net income	$60,861	$3,400	(94.4%)	$69,177	$7,268	(89.5%)

Net income	$60,861	$3,400	(94.4%)	$69,177	$7,268	(89.5%)
Less: Additional redemption on temporary equity	-	(124)	**	-	(365)	**
Add: Beneficial conversion feature on temporary equity	-	169	**	-	169	**
Add: Accretion of premium on Series Z preferred stock	-	138	**	-	637	**
Net income available to common stockholders	$60,861	$3,583	(94.1%)	$69,177	$7,709	(88.9%)

Net income per common share – Basic	$3.75	$0.22	**	$4.30	$0.47	**
Net income per common share – Diluted	$3.65	$0.21	**	$4.21	$0.46	**

Weighted average number of common shares outstanding:
Basic	16,236,271	16,565,771	2.0%	16,103,170	16,509,654	2.5%
Diluted	16,693,843	16,791,275	0.6%	16,446,532	16,786,191	2.1%

** not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended		39 weeks ended
	(percent of total revenue)		(percent of total revenue)
	September 29,	September 28,	September 29,	September 28,
	2009	2010	2009	2010
Revenues:
Company-owned restaurant sales	91.2%	90.6%	90.8%	90.6%
Manufacturing and commissary revenues	7.0%	7.4%	7.5%	7.4%
Franchise and license related revenues	1.8%	2.0%	1.7%	2.0%
Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs (1)
Cost of goods sold	28.8%	28.4%	29.4%	28.4%
Labor costs	30.5%	29.6%	30.9%	29.8%
Other operating costs	10.6%	11.0%	10.3%	10.3%
Rent and related expenses, and marketing costs	12.6%	12.5%	12.2%	13.5%
Total company-owned restaurant costs	82.5%	81.5%	82.8%	82.0%

Manufacturing and commissary costs (2)	87.8%	86.8%	87.0%	84.3%
Total cost of sales	81.4%	80.2%	81.7%	80.5%

Gross margin:
Company-owned restaurant (1)	17.5%	18.5%	17.2%	18.0%
Manufacturing and commissary (2)	12.2%	13.2%	13.0%	15.7%
Franchise and license	100.0%	100.0%	100.0%	100.0%
Total gross margin	18.6%	19.8%	18.3%	19.5%

Operating expenses:
General and administrative expenses	8.1%	9.1%	8.7%	9.2%
Depreciation and amortization	4.2%	4.4%	4.1%	4.4%
Other operating expenses (income)	0.1%	(0.7%)	0.0%	(0.2%)
Income from operations	6.2%	7.0%	5.7%	6.1%

Interest expense, net	1.9%	1.2%	1.4%	1.4%
Adjustment for Series Z modification	0.0%	0.0%	0.0%	0.3%

Income before income taxes	4.3%	5.8%	4.3%	4.4%
Provision for income taxes	(56.5%)	2.4%	(18.4%)	2.0%
Net income	60.8%	3.4%	22.7%	2.4%

Net income	60.8%	3.4%	69.1%	7.2%
Less: Additional redemption on temporary equity	0.0%	(0.1%)	0.0%	(0.4%)
Add: Beneficial conversion feature on temporary equity	0.0%	0.1%	0.0%	0.2%
Add: Accretion of premium on Series Z preferred stock	0.0%	0.1%	0.0%	0.6%
Net income available to common stockholders	60.8%	3.5%	69.1%	7.6%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

Selected Consolidated Balance Sheet Information:	December 29, 2009	September 28, 2010
Cash and cash equivalents, end of period	$9,885	$12,447
Property, plant and equipment, net	58,682	55,757
Total assets	211,221	206,768
Total debt	79,787	85,778
Total liabilities	148,935	126,322
Series Z Preferred Stock	32,194	7,388

	39 weeks ended
Selected Consolidated Cash Flow Information:	September 29, 2009	September 28, 2010
Net cash provided by operating activities	$24,169	$32,552
Net cash used in investing activities	(10,698)	(10,560)
Net cash used in financing activities	(26,584)	(19,430)
Free cash flow (cash provided by operating activities less cash used in investing activities)	13,471	21,992

	For the thirteen weeks ended
	September 29,	December 29,	March 30,	June 29,	September 28,
	2009	2009	2010	2010	2010

Number of restaurants, Beginning balance	659	671	683	691	697
Number of restaurants opened	15	15	10	9	17
Restaurant relocations or closures	(3)	(3)	(2)	(3)	-
Number of restaurants, Ending balance	671	683	691	697	714

Average restaurant sales	$881	$878	$874	$868	$867
Comparable restaurant sales - Company	-3.1%	-1.7%	-0.2%	-2.2%	-0.2%
Comparable restaurant sales - System-wide	-2.7%	-1.4%	0.1%	-1.1%	0.7%

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8253
rgross@icrinc.com